Exhibit 99.1

Vermillion Reports Second Quarter 2014 Results

AUSTIN, Texas — August 14, 2014 — Vermillion, Inc. (NASDAQ: VRML), a multivariate diagnostics company focused on gynecologic cancers and women’s health, reported on its results for the quarter ended June 30, 2014.

Q2 2014 Key Developments

•

Opened ASPiRA LABS, Inc., a CLIA certified clinical laboratory which specializes in applying biomarker-based technologies that address critical needs in the management of gynecologic cancers, on June 23, 2014. ASPiRA LABS provides OVA1® diagnostic testing and results using a state-of-the-art biomarker-based diagnostic algorithm that aids in clinical decision making and advances personalized treatment plans as well as Longitudinal CA125 results.

•

Appointed Dr. Judith K. Wolf to the new position of Chief Medical Officer, effective September 15, 2014. Dr. Wolf is a highly accomplished, widely published and active professional in the field of gynecologic cancer. She currently serves as the Division Chief of Surgical Oncology and Vice Chair of the Department of Oncology Services at the Banner MD Anderson Cancer Center in Arizona.

•

Presented information on ASPiRA LABS at the American Association of Clinical Chemistry’s (AACC) annual meeting on July 31, 2014. Michael Randell, M.D. and Herbert Fritsche, Ph.D. discussed ASPiRA LABS and the clinical utility of incorporating OVA1® into the management of patients with ovarian adnexal masses, who are planned for surgery.

Q2 2014 Financial Results

Total revenue in the second quarter of 2014 was $324,000, as compared to $323,000 in the same year-ago period. Second quarter 2014 revenue was comprised of $211,000 in OVA1 product revenue and $113,000 in license revenue.

The product revenue in the second quarter of 2014 was derived from 4,223 OVA1 tests performed at the fixed $50 per test. This was consistent with the 4,184 OVA1 tests performed in the same year-ago quarter.

OVA1 product revenue in both the second quarter of 2014 and the year-ago period does not include the additional royalty component of revenue based on 33% of Quest Diagnostics’ gross margin. Vermillion will recognize this portion of revenue when it is reported by Quest Diagnostics in an annual ‘true-up’ expected after the end of the calendar year. The true-up is based on reimbursed and unreimbursed tests for which Quest Diagnostics considers the payment status as final. For the full year of 2013, the true-up provided $1,262,000 in revenue to Vermillion or an additional $75 per test.

Total operating expenses in the second quarter of 2014 increased to $5.8  million from $2.4 million in the year-ago quarter. The increase was primarily due to operational investments including roughly tripling our salesforce in April 2014, opening ASPiRA LABS, and increased research and development to advance our next-generation test as well as CEO severance.

Net loss for the second quarter was $5.6 million or $(0.15) per share, as compared to a net loss of $2.1 million or $(0.11) per share in the year-ago quarter.

As of June 30, 2014, cash and equivalents totaled $22.2 million. The company used $3.8 million in cash for operations in the second quarter of 2014, and expects to utilize $4.5 million to $5.5 million in cash in the third quarter of 2014. The third quarter of 2014 is expected be our high point for cash utilization before normalizing at a lower level beginning in the fourth quarter.

Management Commentary

“In Q2, we reached major milestones on our OVA1 commercialization strategy,” said James LaFrance, Vermillion’s chairman, president and CEO. “We opened ASPiRA LABS, our own national CLIA certified clinical laboratory for diagnostic processing based near Austin, Texas.

“We also significantly expanded our field sales team in April of this year. We typically see positive results three to six months after adding sales staff.  Thus, we expect to see improved test volumes in the second half of the year.”

Conference Call and Webcast

Vermillion will hold a conference call to discuss its second quarter results later today, Thursday, August 14, 2014, at 4:30 p.m. Eastern time.  Vermillion’s Chairman, President and CEO James LaFrance will host the call, followed by a question and answer period.

Date: Thursday, August 14, 2014

Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)

Dial-in number: 1-888-297-0360

International dial-in number: 1-719-325-2306

Conference ID: 7027308

Webcast: http://edge.media-server.com/m/p/7m5vxsyv/lan/en

The conference call will be webcast live and available for replay via the investor section of the company's website at www.vermillion.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (512) 519-0400.

A replay of the call will be available approximately two hours after the call until August 28, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 7027308

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women’s health.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding Vermillion’s future revenue, Vermillion's expected cash outlay and future test volumes. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products or otherwise comply with applicable laws and regulations; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third-party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty regarding Vermillion’s ability to generate sufficient demand for ASPiRA LABS’ services to cover the laboratory’s operating costs; (7) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (8) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2013 and Vermillion’s Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Eric Schoen

Vice President, Finance and Chief Accounting Officer

Tel 1-512-519-0424

eschoen@vermillion.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$22,186	$29,504
Accounts receivable	190	373
Prepaid expenses and other current assets	719	372
Total current assets	23,095	30,249
Property and equipment, net	416	391
Total assets	$23,511	$30,640
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,264	$541
Accrued liabilities	2,096	1,283
Short-term debt	1,106	1,106
Deferred revenue	1,215	628
Total current liabilities	5,681	3,558
Deferred revenue	88	316
Total liabilities	5,769	3,874
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and
outstanding at June 30, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at June 30, 2014 and December 31, 2013; 35,897,776 and 35,825,673 shares issued and outstanding
at June 30, 2014 and December 31, 2013, respectively	36	36
Additional paid-in capital	359,512	358,994
Accumulated deficit	(341,806)	(332,264)
Total stockholders’ equity	17,742	26,766
Total liabilities and stockholders’ equity	$23,511	$30,640

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Product	$211	$210	$402	$424
License	113	113	227	227
Total revenue	324	323	629	651
Cost of revenue:
Product	88	34	143	71
Gross profit	236	289	486	580
Operating expenses:
Research and development(1)	1,057	554	2,210	1,038
Sales and marketing(2)	2,766	920	4,870	1,992
General and administrative(3)	1,971	934	2,959	2,271
Total operating expenses	5,794	2,408	10,039	5,301
Loss from operations	(5,558)	(2,119)	(9,553)	(4,721)
Interest income	12	6	26	8
Other income (expense), net	(9)	(4)	(15)	25
Net loss	$(5,555)	$(2,117)	$(9,542)	$(4,688)
Net loss per share - basic and diluted	$(0.15)	$(0.11)	$(0.27)	$(0.27)
Weighted average common shares used to compute basic and diluted net loss per common share	35,853,027	19,637,161	35,840,491	17,431,641
Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$31	$12	$71	$32
(2) Sales and marketing	44	32	69	86
(3) General and administrative	290	14	359	121